EXHIBIT 10.4

ADDENDUM TO APPLICATION SERVICE PROVIDER AGREEMENT

THIS AGREEMENT made as of Monday, January 31, 2005.

BETWEEN:

Bloorcom Solutions Inc (formerly known as Bloorcom Incorporated), a corporation incorporated under the laws of  Canada having its offices at 1304 – 925 W Georgia St, Vancouver, British Columbia;

(“Bloorcom”)

AND:

La Senza Inc., a corporation incorporated under the laws of Canada, having its offices at 1608 St. Regis Blvd., Dorval, Qubec;

(the “Customer”)

EXTENSION OF EXISTING AGREEMENT

ARTICLE 1 – SCOPE OF SERVICES

1.1 Term; Termination. Bloorcom and the Customer entered into an Application Service Agreement dated November 25, 2003 (the “ASPA”), which comes up for renewal on January 31, 2005.  Bloorcom and the Customer have agreed to extend the ASPA for a further term of one year commencing January 31 (the “Initial Term”), and shall expire on January 31, 2006 , unless terminated earlier or renewed as set forth herein, and shall automatically renew for additional one (1) year terms (the “Renewal Term”).   The terms of this ASPA and this Addendum will continue to be in full force and effect during any Renewal Term, except that Bloorcom may notify the Customer not less than 90 days prior to any Renewal Term of an increase in the Fees to be charged during the next Renewal Term and the new Fee rate will commence as of the first day of the next Renewal Term unless otherwise agreed to in writing by Bloorcom and the Customer.  The Customer has the right to terminate the ASPA by giving notice of non-renewal not less than 120 days prior to commencement of the Renewal Term.  During any Renewal Term, the Customer may terminate this Agreement at any time by providing Bloorcom with at least one hundred and twenty (120) days prior written notice of termination.

ARTICLE 2 – FEES AND PAYMENT TERMS

2.1 Fees. Customer shall pay Bloorcom the fees as set out on the attached “Bloorcom Payment Schedule”,  such payments to be made by the 10th day of the applicable calendar month.

ARTICLE 3 – EFFECT ON OTHER AGREEMENTS

3.1 Escrow Agreement.  Bloorcom and the Customer agree that the Escrow Agreement Material Deposits are to occur once every three calendar months beginning April 2005.

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3.2 Software Development Agreement.  The Customer’s options to purchase the User Rights and/or the Source Code as provided in the Software Development Agreement dated November 25, 2003 at Article 3.3, 3.3.1 and 3.3.2 shall continue to be in full force and effect.

ARTICLE 4-MISCELLANEOUS

4.1 ASPA. The ASPA shall remain in full force and effect except as specifically varied by the terms of this Addendum in each case addressed as follows (or to such other address as may be specified upon notice):

4.1.1  Bandwidth. Bloorcom shall provide 656 Gigabits (G) of total Bandwidth, or data transfer, per calendar month between its data center and Licensed Users, and Customer’s clientele.  Additional Bandwidth shall be provided to Customer at Bloorcom’s then-current Bandwidth, rates not to exceed $1.50 CDN per G.

4.1.2 Time-and-Materials Service. If Customer requests and Bloorcom agrees to provide, services that are outside the scope of the Service, such services shall be provided at Bloorcom’s then-current hourly service rates, not to exceed $100.00 CDN per hour.

4.2 Entire Agreement. The ASPA and this Addendum contains the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the parties with respect to said subject matter.

IN WITNESS WHEREOF, the parties have executed the Application Service Provider Agreement by their duly authorized signatories.

/s/ Rahim Jivraj

/s/ Joel Teitelbaum

CEO

La Senza Inc.

Bloorcom Solutions, Inc

Date:

Date:

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Bloorcom Payment Schedule

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